Exhibit 99.1

December 29, 2009

Dear Shareholder:

As I am sure you are aware, the national and regional economies have been experiencing some of the worst economic times since the Great Depression.  While this downturn has not been a depression, it has been called the “Great Recession” by many.

As a result, the financial services industry has been under substantial stress, particularly here in the State of Washington. Through the third quarter of this year nearly two thirds of all Washington-based banks were losing money, and we are included among them.

In view of our losses for 2009, the Company will not be paying an annual dividend in January 2010. It is the Board’s desire to return to paying dividends once the Company returns to sustainable profitability.

No one can predict with certainty when profitability will return; however, there is early evidence that problem loans within our bank may have peaked last summer and begun to decline. This trend, should it continue, will lead us back to normal operations and the possibility of positive earnings, in which case we would once again have the opportunity to distribute a portion of those earnings back to you, our shareholders, in the form of a cash dividend.

While these times have been particularly difficult, the Company successfully  raised additional capital in 2009 through the issuance of common equity, enabling us to take advantage of organic growth opportunities within our geographic markets. At the same time, our Bank’s capital ratios at the end of September 2009 were actually improved over our year-end capital ratios of 10 years ago (1999).  Because of our relatively strong capital ratios, we believe we are well positioned to maneuver through these turbulent times.

Meanwhile, we appreciate your understanding and support as we work to get beyond this challenging period.

Yours truly,

/s/ Dennis A. Long

Dennis A. Long

President and CEO